Exhibit (h)(25)

Amendment to

LIQUDITY RISK MANAGEMENT ADDENDUM

to Amended and Restated Administration Agreement

This Amendment (this “Amendment”) dated April 1, 2025, is to the Liquidity Risk Management Addendum (the “Addendum”) dated December 1, 2018, as amended to the Amended and Restated Administration Agreement dated March 6, 2017, as amended (the “Agreement”), by and between ALPS Advisors, Inc., a Colorado corporation (“Adviser”), ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and ALPS ETF Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust, the Adviser and ALPS have previously entered into the Addendum to the Agreement, pursuant to which ALPS provides the Trust with certain administrative services; and

WHEREAS, the Trust, the Adviser and ALPS wish to supplement the Addendum to the Agreement to provide for services to be performed by ALPS in connection with a new series of the Trust, ALPS Electrification Infrastructure ETF.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix II (Compensation) to the Addendum is hereby deleted in its entirety and replaced with Appendix II (Compensation), attached hereto.

Except as specifically set forth herein, all other provisions of the Addendum shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Addendum.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ETF TRUST

By:	/s/ Laton Spahr
Name:	Laton Spahr
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Bhagesh Malde
Name:	Bhagesh Malde
Title:	Senior Vice President

ALPS ADVISORS, INC.

By:	/s/ Steve Leivent
Name:	Steve Leivent
Title:	Senior Vice President

Appendix II

Compensation

Fees for the Additional Services:

For the Additional Services, the Adviser will pay to ALPS the following annual fees, payable monthly:

Fund	Annual Fund Fee ($)
Alerian Energy Infrastructure ETF
Alerian MLP ETF
ALPS Disruptive Technologies ETF
ALPS Emerging Sector Dividend Dogs ETF
ALPS Equal Sector Weight ETF
ALPS International Sector Dividend Dogs ETF
ALPS Medical Breakthroughs ETF
ALPS Sector Dividend Dogs ETF
ALPS Clean Energy ETF
ALPS REIT Dividend Dogs ETF
BARRON'S 400SM ETF
RiverFront Dynamic Core Income ETF
RiverFront Dynamic US Dividend Advantage ETF
ALPS Active Equity Opportunity ETF
RiverFront Strategic Income Fund
ALPS Active REIT ETF
ALPS Intermediate Municipal Bond ETF
ALPS | O’Shares U.S. Quality Dividend ETF
ALPS | O’Shares U.S. Small-Cap Quality Dividend ETF
ALPS | O’Shares Global Internet Giants ETF
ALPS | O’Shares Europe Quality Dividend ETF
ALPS Level Four Large Cap Growth Active ETF
ALPS Smith Core Plus Bond ETF
ALPS Electrification Infrastructure ETF

The above fees are based on assumptions derived from the Trust’s historical portfolio information and/or information provided by the Trust. ALPS’ fees are subject to revision by ALPS, upon prior notice to and acceptance by the Adviser and the Trust, if ALPS determines that a cost of living adjustment is appropriate or that the Trust’s portfolio composition changes or additional work is required by ALPS as compared to what ALPS originally contemplated for its provision of the Additional Services. The Trust’s use of alternative data suppliers may result in additional fees may as determined by ALPS and accepted by the Adviser and the Trust.

Third Party Expenses:

All reasonable third party expenses incurred in providing the Additional Services will be billed to the Adviser, including, but not limited to, liquidity services fees, expenses related to security reference data, portfolio risk metrics, valuation leveling, and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Adviser will be billed the amount attributable to the services the Trust received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Adviser as incurred.